UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2009

The Spectranetics Corporation
 (Exact name of registrant as specified in its charter)

Delaware	000-19711	84-0997049
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9965 Federal Drive Colorado Springs, Colorado	80921
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (719) 633-8333

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2009, The Spectranetics Corporation (the “Company”) entered into a license agreement with Peter Rentrop, M.D. As part of the agreement, the Company receives a worldwide, exclusive license to certain patents and patent applications owned by Dr. Rentrop, which, in general, apply to laser catheters with a tip diameter less than 1 millimeter. Current products manufactured and sold by the Company that fall within the scope of the license agreement are the Point 9 laser catheters, which represented approximately 8% of disposable product revenue for the nine months ended September 30, 2009.

Terms of the license agreement include a payment of $2,304,663 to Dr. Rentrop for royalties plus interest due for the period November 1, 2006 through September 30, 2009, which was paid on December 30, 2009. These costs were accrued in the Company’s previously issued financial statements, except for approximately $75,000, which will be recorded during the three months ended December 31, 2009. Beginning on October 1, 2009, royalties equal to 10% of net sales of licensed catheters will be due and payable within 30 days following the end of each calendar quarter. Unless the license agreement is earlier terminated in accordance with its terms, the license agreement shall be effective until January 4, 2020.

The parties to the license agreement have also stipulated to a proposed consent judgment, which will dismiss with prejudice the patent infringement litigation between the parties being held in United States District Court, Southern District of New York. The dismissal is contingent on Spectranetics’ timely and accurate payment of royalties for six months following the date of entry of the consent judgment.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	License Agreement dated December 30, 2009 between The Spectranetics Corporation and Peter Rentrop, M.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 31, 2009	The Spectranetics Corporation
(registrant)
	By:	/s/ Guy A. Childs

Guy A. Childs Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	License Agreement dated December 30, 2009 between The Spectranetics Corporation and Peter Rentrop, M.D.